UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2018

Freedom Leaf Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-55687	46-2093679
(Commission File Number)	(IRS Employer Identification No.)

3571 E. Sunset Road, Suite 420 Las Vegas, NV	89120
(Address of Principal Executive Offices)	(Zip Code)

(877) 442-0411

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2018, Freedom Leaf Inc. (the “Company”) appointed Richard Groberg as its Chief Financial Officer to serve for an initial two-year term.

From July 2015 through the present date, Mr. Groberg has served in various management roles at Ever Well Health Systems, Care and Residence, which owns operates and manages healthcare facilities for patients with mental health issues; from January 2014 to July 2015, Mr. Groberg was the CFO and Vice President of Dixie Foods International, Inc., which develops, owns and operates quick service and fast casual restaurants in multiple regions; and from March 2012 to June 2015, Mr. Groberg was the President of Harrison James, LLC, a boutique iBank and management company. Also, from March 2012 through the present date, Mr. Groberg has been the managing member of RSGroberg Consulting, LLC, a consulting company providing CFO-related services to private equity firms, angel groups, and other private enterprises. Mr. Groberg has a B.A. in English from Emory University and an M.B.A. in Finance from Fordham University.

The Company has entered into a consulting agreement with Mr. Groberg’s entity with an initial two-year term, pursuant to which Mr. Groberg will be paid (i) 800,000 shares of Company common stock which shall vest 25% 90 days after the effective date of the agreement, 25% on the first anniversary of the effective date, and 50% on the second anniversary of the effective date; and (ii) $5,000 per month, payable in stock until such time that the Company is paying its directors monthly compensation primarily in cash, and thereafter in cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2018

FREEDOM LEAF, INC.

By: /s/ Clifford J. Perry
Clifford J. Perry
Chief Executive Officer & Director